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Exhibit 21

Subsidiaries

Name	Jurisdiction of Incorporation or Formation
Waddell & Reed Financial Services, Inc.	Missouri
Waddell & Reed Development, Inc.	Delaware
Waddell & Reed, Inc.	Delaware
Waddell & Reed Investment Management Company	Kansas
Waddell & Reed Services Company	Missouri
Waddell & Reed Leasing, Inc.	Missouri
Waddell & Reed Distributors, Inc.	Missouri
Waddell & Reed Ivy Investment Company	Delaware
Ivy Mackenzie Distributors, Inc.	Florida
Ivy Services, Inc.	Florida
W & R Insurance Agency, Inc.	Missouri
W & R Insurance Agency of Alabama, Inc.	Alabama
W & R Insurance Agency of Arkansas, Inc.	Arkansas
W & R Insurance Agency of Montana, Inc.	Montana
W & R Insurance Agency of Nevada, Inc.	Nevada
W & R Insurance Agency of Texas, Inc.	Texas
W & R Insurance Agency of Utah, Inc.	Utah
W & R Insurance Agency of Wyoming, Inc.	Wyoming
Unicon Agency, Inc.	New York
Unicon Insurance Agency of Massachusetts, Inc.	Massachusetts
Fiduciary Trust Company of New Hampshire	New Hampshire
Austin, Calvert & Flavin, Inc.	Texas
Encino GP Investment Partners, LLC	Delaware
Legend Group Holdings, LLC	Delaware
Legend Advisory Corporation	New York
Legend Equities Corporation	Delaware
Advisory Services Corporation	Nevada
The Legend Group, Inc.	Delaware
LEC Insurance Agency, Inc.	Texas

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  Exhibit 21